Exhibit 10.3

[On Poniard Letterhead]

January 29, 2008

Robert L. De Jager, M.D., F.A.C.P.

3611 Calle Juego

Rancho Sante Fe, CA 92091

Dear Robert:

It is with great pleasure that Poniard Pharmaceuticals, Inc. offers you the position of Chief Medical Officer, reporting to me as Chairman and Chief Executive Officer.  Your start date will be February 1, 2008 and your annual base salary is $345,000, which will be paid semi-monthly.

You will be eligible for an annual bonus of up to 30% (target) of your annual base salary, at the discretion of the Compensation Committee of the Board of Directors.  Your annual bonus eligibility for 2008 will be prorated from the date you commence employment.

You will also be eligible for the standard severance and change of control agreements currently being offered to company Vice Presidents.

If you accept this offer of employment, you will be granted a stock option to purchase 100,000 shares of Poniard common stock pursuant to the terms of the company’s 2004 Incentive Compensation Plan (“Plan”), which grant will be effective upon your first day of employment and the exercise price will be equal to the closing price of Poniard common stock on the day of grant, i.e., your first day of employment.  The stock option will vest 25% after the end of one year and the balance will vest in equal monthly amounts over the next three years.  In addition, if in the good faith determination of the Equity Awards Subcommittee, the following events occur within the timeframe indicated, you will be eligible to receive additional stock options to purchase shares of Poniard common stock pursuant to the terms of the Plan (with the same vesting schedule from the date of grant as provided for in your initial grant) as follows:  (a) completion of patient enrollment under the company’s current Phase III clinical trial for SCLC by the end of Q3 2008 – option for 25,000 shares;  (b) delivery of top-line response data under the company’s current Phase II clinical trial for CRC by the end of Q4 2008 – option for 25,000 shares; and (c) delivery of top-line survival data under the company’s current Phase III clinical trial for SCLC by the end of Q4 2008 – option for 25,000 shares.  Any such options will have an exercise price equal to the closing price of Poniard common stock on the effective date of grant by the Equity Awards Subcommittee.

All new employees must provide documentation of eligibility to work in the United States.  A copy of the federal government’s I-9 form is enclosed which lists the type of documentation necessary to meet this requirement.  Please bring this form and appropriate documentation with you on your first day of work.

You are eligible to participate in Poniard’s insured benefits on the first day of employment.  The company pays the full cost of participation by employees, spouses/partners and dependent children in our comprehensive medical, dental and vision plans.   As an employee, you will also be covered under Poniard’s term life insurance, term accidental death and dismemberment insurance and Long Term Disability Plan.  The company also has a 401(k) Plan and matches 5%

of the employee’s contribution up to a maximum of $500. Employees are immediately vested in the company match.

Poniard observes 10 holidays, plus employees receive three personal holidays to use during the calendar year (these days are pro-rated for individuals who start after the first quarter of the calendar year).  Your personal holidays must be used by December 31 of each year.  Vacation hours are calculated using the employee’s start date through a continuous 12-month period of employment.  Full-time employees earn 10.00 hours of vacation time per month up to a maximum of 120 hours per year.

Poniard has an at-will relationship with each of its employees.  That means that either the company or you can terminate the employment relationship at any time, for any reason deemed appropriate.  No manager or officer of Poniard is authorized to alter the at-will relationship unless it is done in writing and signed by the Chief Executive Officer.

Please indicate your acceptance of this offer by signing below.  The enclosed Invention and Proprietary Information Agreement (a copy of this document is enclosed for your records) must be returned/signed on your first day of work.  Our offer is contingent upon the signing of the Invention and Proprietary Information Agreement in addition to satisfactory clearance of the background screen.  Please return the signed offer letter and background release form by January 29, 2008.  If you have any questions, please feel free to call me.

Poniard has an exciting future and we believe your contributions will have a positive effect on our success.  We look forward to having you join us.

Sincerely,

/s/ Jerry Mc Mahon,
Jerry McMahon, Ph.D.
Chairman and Chief Executive Officer

Enclosures

I have read and accept the terms and conditions of employment as outlined above.

/s/ Robert L. De Jager	Janaury 29, 2008
Robert L. De Jager, M.D., F.A.C.P.	Date